TIDAL TRUST III 485BPOS

Exhibit 99(p)(iv)

ROCKEFELLER
CAPITAL MANAGEMENT

# Code of Ethics

January 8, 2026

Internal Use Only

Table of Contents

Introduction-Rockefeller Capital Management Code of Ethics	3
Commitment to Integrity	4
The Code of Ethics Applies to All of Us	5
Supervised Persons	6
RCM Policies and Procedures	6
Code Violations	6
About Rockefeller Capital Management	7
Acting with Integrity	8
Avoiding Conflicts of Interest	9
Gifts & Entertainment	11
Outside Business Activities	11
Personal Account Trading	12
Political Contributions	14
Charitable Contributions	14
Certifications of Compliance	15
Firm-Required Training	15
Prohibited Practices Related to Approved, Completed, or Signed Documentation	16
Work-Related Conduct	17
Compliance with the Law	18
Cooperation with Regulators	19
Required Disclosures	19
Obeying the Law and Reporting Code Violations	20
Raising Concerns	20
Anti-Bribery and Anti-Corruption	21
Anti-Money Laundering/Sanctions	21
Anti-Tax Evasion	22
Maintaining Accurate Books and Records	22
Business-Related Electronic Communications	23
Safeguarding Information	24
Protection of Client, Proprietary, and Other Confidential Information	25
Material Non-Public Information and Insider Trading	25
Cybersecurity, Privacy, and Data Protection	26
Thank You	27
Code of Ethics Resources	28

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Rockefeller Capital Management Code of Ethics

Around the world, the Rockefeller name embodies a unique reputation to be treasured and protected. At all times, we are committed to conducting our business with uncompromising integrity to the highest standards. To strengthen and deepen that commitment, we must each assume responsibility for our actions.

The Rockefeller Capital Management Code of Ethics (“Code”) represents our individual and collective obligation to preserve and protect the Firm’s principles, shaped by over 140 years working alongside members of the Rockefeller family. This requires that we each do our part, even when not expedient or easy to do so.

We recommend you use this Code as a resource and compass to guide your decision-making and actions. If you have questions about the Code of Ethics or any related policy, seek guidance from your manager, the Legal & Compliance Department, or other contact referenced in this Code.

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Commitment to Integrity

This Code of Ethics is rooted in Rockefeller Capital Management’s (“RCM,” “Rockefeller,” or “Firm”) core value of Commitment to Integrity. While we strictly adhere to the principle “Do the right thing,” our Commitment to Integrity signifies Rockefeller’s unwavering dedication to upholding an ethical culture.

Neither Rockefeller’s Code nor its policies can anticipate or address every possible issue or situation that may arise, and the proper course of action may not always be clear.

When something doesn’t feel right or there is any uncertainty as to the appropriate decision or course of action, asking yourself questions through the lens of the Firm’s values and standards can help you decide how to proceed.

Internal Use Only	4

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Supervised Persons

This Code outlines the standards of ethical conduct we expect from ourselves and each other. Rockefeller has adopted this Code to affirm the values and principles that guide the business conduct of the Firm and its Supervised Persons.

Supervised Persons include any:

●	Partner, officer, director (or other person occupying a similar status or performing similar functions);

●	Employee, contingent worker, and intern of Rockefeller and its subsidiaries;

●	Other person who provides investment advice on behalf of Rockefeller; or

●	Other person subject to Rockefeller’s supervision and control who the Legal & Compliance Department determines is subject to the Code.

Compliance with the Code is a term and condition of each Supervised Person’s employment. While you are not expected to know the details of every law governing the Firm’s business, you are expected to be familiar with and adhere to the Firm’s Code of Ethics and policies and procedures applicable to RCM, your business line, and job responsibilities.

There is zero tolerance for unethical behavior at Rockefeller, and ignorance of the Code or Firm policy is no excuse for violating it.

Policies and Procedures

The Code provides an overview of expected conduct in a number of key areas, but it does not constitute a comprehensive set of requirements. Rather, many of the principles and standards stated in the Code are detailed in separate Firm policies and procedures.

Therefore, RCM’s Code of Ethics must be read along with other applicable Compliance policies, which can be found on RCM’s Policies & Procedures Portal.

RESOURCES AND CONTACTS
● RCM Policies and Procedures Portal

Code Violations

Noncompliance with Rockefeller’s Code of Ethics can put our clients and colleagues at risk, result in significant legal and regulatory exposure for the Firm, and subject Rockefeller’s legacy to serious reputational harm. Non-adherence to this policy may subject you to disciplinary and/or other corrective actions.

Regardless of business line, position, or seniority, all Supervised Persons must comply with the laws and regulations governing our businesses, adhere to Firm policies and procedures, and maintain the highest ethical standards in all we do.

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About Rockefeller Management

Rockefeller Capital Management LP is the holding company of various operating subsidiaries, including (i) Rockefeller Financial LLC, (ii) Rockefeller & Co. LLC, (iii) Rockefeller Trust Company, N.A., and (iv) The Rockefeller Trust Company (Delaware) (collectively, “Rockefeller” or the “Firm”).

Rockefeller Financial LLC is dually registered with the U.S. Securities & Exchange Commission (SEC) as an investment adviser and broker-dealer.

Rockefeller & Co. LLC is registered with the SEC as an investment adviser.

Rockefeller Trust Company, N.A. is a national trust bank regulated by the Office of the Comptroller of the Currency, and

The Rockefeller Trust Company (Delaware) is a limited purpose trust company regulated by the Office of the State Bank Commissioner of the State of Delaware.

This Code requires the Firm and its Supervised Persons to comply with the federal securities laws, and it fulfills the Firm’s obligations to its clients under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and Rule 17j-1 under the Investment Company Act of 1940, as amended (the “Investment Company Act”) with respect to registered investment companies advised by Rockefeller & Co. LLC. The Code is intended to reflect the fiduciary principles that govern the conduct of the Firm and its Supervised Persons in those situations where the Firm acts as an investment advisor as defined under the Advisers Act and is providing

For Rockefeller Asset Management Supervised Persons, Rule 206(4)-8 under Section 206 generally prohibits an investment adviser from making false or misleading statements, omitting material facts, or engaging in fraudulent, deceptive, or manipulative conduct with respect to investors and prospective investors in investment funds advised by the investment adviser; and Rule17j-1 prohibits any affiliate of a fund or its investment adviser or principal underwriter from engaging in fraudulent conduct in connection with the purchase or sale of securities held or to be acquired by the fund. It is unlawful for any investment adviser, directly or indirectly: (i) to employ a device, scheme, or artifice to defraud any client or prospective client; (ii) to engage in any transaction, practice or course of business which operates as a fraud or deceit upon any client or prospective client; (iii) acting as a principal for his own account, knowingly to sell any security to or purchase any security from a client, or acting as a broker for a person other than a client, knowingly to effect any sale or purchase of any security for the account of such client; or (iv) to engage in any act, practice, or course of business which is fraudulent, deceptive, or manipulative.

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Avoiding Conflicts of Interest

A conflict may arise when the interest of the Firm, an Employee, or a Client are in actual or perceived opposition. Conflicts pose risks that decisions or actions may be improperly influenced by personal or other motivations that have the potential to harm clients, colleagues, and/or the Firm.

To ensure Rockefeller maintains its reputation and commitment to the highest ethical standards, the Firm has established a Conflicts of Interest Policy that requires Rockefeller, its various business units, and Supervised persons to:

●	Identify and manage conflicts through an established conflicts framework;

●	Be vigilant about whether activities or relationships could create an actual or potential conflict of interest, or even the appearance of a conflict, and avoid those activities or relationships; and

●	Adhere to the Conflicts of Interest Policy to eliminate and/or mitigate any conflicts.

Where a conflict cannot be avoided, it must be disclosed so the Firm can review and manage the conflict in an appropriate manner.

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Avoiding Conflicts of Interest

CONFLICT MANAGEMENT GUIDING PRINCIPLES

Many conflicts can be effectively managed, mitigated, or avoided by following these guiding principles:

Be cognizant of situations that could create an actual, potential, or perceived conflict.

Always put the best interest of the customer ahead of your own.

If there is a conflict, disclose it.

Follow Rockefeller policies and procedures designed to mitigate conflicts of interest.

Escalate potential conflicts to a supervisor or Compliance.

RESOURCES AND CONTACTS

●    RCM Conflicts of Interest Policy

●    RCM Policy on Customer Complaints

●    RCM Gift and Entertainment Compliance Policy

●    RCM Outside Business Activities (OBA) Compliance Policy

●    RCM Information Barriers Policy

●    RCM Personal Account Trading Compliance Policy

●    RFLLC Compliance Manual

●    RTCDE Policies and Procedures Manual

●    RTCNA Policies and Procedures Manual

RAM EMPLOYEES

There are potential conflicts that may arise as a consequence of the business and other relationships of RAM’s Supervised Persons’ immediate family and other close, personal relationships.

RAM requires Supervised Persons to complete a questionnaire to disclose certain family and close, personal relationships that may give rise to actual or potential material conflicts of interest and will seek to identify and address any actual or potential material conflicts of interest arising from these relationships.

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Gifts & Entertainment

While the giving or receiving of gifts and entertainment has become a common industry practice, it is especially important that our actions remain consistent with Rockefeller’s high ethical standards and commitment to effective conflict of interest management.

The Gift and Entertainment Compliance Policy provides guidance on gift and entertainment limits and books and records requirements, which may vary depending upon the business line you work for. It also addresses non-cash compensation requirements.

The Gift and Entertainment Compliance Policy prohibits the receipt of cash/cash equivalents, gifts in connection with an ERISA plan, and gifts or entertainment in connection with any government or foreign official.

RESOURCES AND CONTACTS
● RCM Gift and Entertainment Compliance Policy ● MyApps / StarCompliance ● StarCompliance User Guide & FAQs ● Email the Code of Ethics (COE) Compliance Team

Outside Business Activities (OBAs)

Our obligation to Rockefeller’s clients and each other to use good judgment and maintain high ethical standards in all we do extends to participation in any business activity outside the scope of our relationship with Rockefeller. Examples include, but are not limited to, serving as a trustee, officer, or board member to a non-profit organization, full or partial ownership in a private operating business, and serving on the board of a condo association.

The Outside Business Activities (OBA) Compliance Policy requires all OBAs be disclosed and submitted for approval. Supervised Persons are prohibited from engaging in an OBA prior to obtaining the required approvals.

RESOURCES AND CONTACTS

●    RCM Outside Business Activities (OBA) Compliance Policy

●    RCM Conflicts of Interest Policy

●    RCM Information Barriers Policy

●    RCM Personal Account Trading Compliance Policy

●    MyApps / StarCompliance

●    Email the Code of Ethics (COE) Compliance Team

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Personal Account Trading

Rockefeller recognizes the importance to Supervised Persons of being able to manage and develop their own and their dependents’ financial resources through long-term investments and strategies. At the same time, when conducting personal account trading, Supervised Persons must always place the interests of RCM clients first, avoid actual, potential, or perceived conflicts of interest, and comply with all applicable laws and regulations.

 KEY REQUIREMENTS INCLUDE:

Rockefeller is subject to various laws and/or regulations governing the personal trading of securities that, if not adhered to, subject the Firm to legal, regulatory, and reputation risk. Rockefeller has established requirements and limitations on personal account trading to minimize potential conflicts of interest and ensure regulatory compliance. These requirements and limits may vary depending on the business line you work for and position within the Firm.

●	All employees are required to maintain their personal accounts at an approved broker; Managing Directors and/or Private Advisors are required to maintain their personal accounts at RCM.

_____________

●	Employees are prohibited from transacting in securities on the Firm’s Restricted List, including any derivative of such security or any other related security. Employees are required to consult the Restricted List prior to placing any personal trades.

_____________

●	The following employees must preclear all transactions in all Personal Accounts, except for transactions in Exempt Instruments and transactions in Managed Accounts with third-party discretionary authority:

>	The President and CEO of RCM, (including his direct reports),

>	RAM,

>	Corporate Finance,
>	I&CS,

_____________

>	Legal & Compliance,

>	Risk,

>	RGIB, and

>	Any other Covered Person (as defined in the Personal Account Trading Policy) designated by senior management of the Firm because of their access to information.

●	All RCM Employees and their immediate family members are required to preclear Private Securities Transactions (hedge funds, private equity funds, direct private equity investments, etc.) via the Private Transactions icon found on StarCompliance’s dashboard. However, Private Securities purchased or sold in an RCM account do not require such pre-clearance (unless the employee is a member of I&CS, to which additional requirements apply).

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Personal Account Trading

PRIVATE ADVISORS AND MANAGING DIRECTORS

Supervised Persons who are Private Advisors or Managing Directors are required to transfer their Personal Accounts to RCM within 90 calendar days of commencing employment at RCM or change in status. Any exception request must be submitted through StarCompliance and approved by the RCM employee’s supervisor and/or line manager and RCM’s Chief Operating Officer.

RESOURCES AND CONTACTS

●    RCM Personal Account Trading Compliance Policy

(See Exhibit A for list of approved brokers)

●    StarCompliance User Guide & FAQs

●    RCM Restricted List

●    MyApps / StarCompliance

●    Email the Code of Ethics (COE) Compliance Team

PRIVATE ADVISORS AND TEAM MEMBERS

Supervised Persons who are a Private Advisor or a team member of a Private Advisor that has or obtains a client who is a publicly traded company or an officer, director, or beneficial owner of more than 10% of the voting shares of a public company must:

●	Disclose and document in writing, the details of the insider account, to a member of their Divisional Management Team;

●	Work with their Divisional Management Team to notate the relationship to the public company on applicable Wealthscape account (suitability) profile screens;

●	Request and obtain pre-approval through StarCompliance prior to effecting any personal transactions in the securities of that company; and

●	Effect personal transactions in the securities of the company only within the pre-defined quarterly personal trading window.

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Political Contributions

There has been an increase in restrictions on political activity by companies and their employees, and sometimes those employees’ immediate family members, who conduct business with government entities. Violations, even if unintentional, can have a significant negative impact on the Firm.

Supervised Persons must request prior review and receive written approval from Compliance before making, soliciting, or coordinating any political contribution. Immediate family members of certain Supervised Persons are also prohibited from making, soliciting, or coordinating any political contribution in certain jurisdictions, as outlined in the Political Contributions Compliance Policy. RCM Management Committee members are prohibited from making, soliciting, or coordinating any political contributions.

RESOURCES AND CONTACTS
● RCM Political Contributions Compliance Policy ● MyApps / StarCompliance ● Email the Code of Ethics (COE) Compliance Team

Violations, even if unintentional, can have a significant negative impact on the Firm.

Charitable Contributions

Rockefeller is committed to supporting our communities. However, (501(c)(3) charitable contributions must not be made by any Supervised Person with the intention of influencing such charity to become an RCM client or vendor, or in exchange for business or services of any kind.

Supervised Persons are prohibited from soliciting charitable contributions from clients, prospects, or vendors if it creates a material conflict of interest, and are required to obtain pre-approval from their business line manager for business-related charitable contributions, including sponsorship of charitable events.

RESOURCES AND CONTACTS
● RCM Charitable Contributions Compliance Policy ● MyApps / StarCompliance ● Email the Code of Ethics (COE) Compliance Team

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Compliance Certifications

To emphasize the importance of certain obligations and/or meet regulatory requirements, Supervised Persons must periodically complete a certification of compliance related to one or more topics. The certifications serve as an acknowledgement that the Supervised Person has received, read, understood, complied with, and/or agreed to continue to comply with, the subject of the certification.

Certifications of compliance include, but are not limited to:

●	RCM New Hire Personal Disclosures & Certifications

●	RCM New Hire Electronic Communications Compliance

●	RCM ADV Disciplinary Questionnaire for New Hires

●	New Hire Code of Ethics & Policy Certification

●	Annual RCM Policy Certifications

●	Annual Personal Disclosures Report & Certification

●	Annual RCM Disclosure Questionnaire

Note: Personal Disclosures includes Broker Accounts, Holdings, Private Investments, OBAs, and Political Contributions.

RESOURCES AND CONTACTS
● MyApps / StarCompliance ● StarCompliance User Guide & FAQs ● Email the Code of Ethics (COE) Compliance Team

Firm-Required Training

At Rockefeller, our steadfast commitment to excellence guides all that we do. Continuous learning and improvement are key contributors to our pursuit of excellence. New Hire Compliance Training and Firm-Required Training play a pivotal role in achieving this goal by enhancing our knowledge and understanding of relevant laws, rules, and regulations.

●	New Hire Supervised Persons are required to complete mandatory foundational training upon joining the Firm.

●	All Supervised Persons are required to complete mandatory Firm-Required Training as assigned throughout the year.

RESOURCES AND CONTACTS
● MyApps / RegEd ● RegEd Login Instructions ● Email the Code of Ethics (COE) Compliance Team

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Prohibited Practices Related to Approved, Completed, or Signed Documentation

Prohibited practices related to approved, completed, or signed documentation include but are not limited to the following:

Forging or otherwise completing the signature or initials of another person in any format, including on any paper document or in any electronic/digital format (e.g., in DocuSign), even if a client or other authorized person requests such activity for the sake of convenience.

Adding to, deleting from, or otherwise modifying any document provided by or previously completed by a prospect or client, changing prospect/client instructions, or inserting or modifying prospect/client signatures.

Adding, deleting, or otherwise changing the content of any previously generated Rockefeller or third-party documents to be provided to prospects or clients.

This policy includes but is not limited to the following:

New Account Documentation*	Client Agreements	Client Facing Forms
Disclaimers	Disclosures	Prospectuses
Marketing Materials	Offering Memoranda	Order Memoranda
Performance Reports	Financial Statements	Statements

*Such as application and enrollment documents

With respect to written prospect/client communications and marketing materials (such as presentations and proposals), the use of any tool or application (e.g., Adobe Acrobat, Word, Paint, etc.) to make modifications are prohibited once the document has been approved for client use, absent the prior express approval of the Divisional Business Director and/or other designated Registered Principal.

For ease of assisting our prospects and clients, the above prohibition excludes the pre-filling of blank fields in documents other than the prospect’s/client’s signature and date of such signature, such as a prospect’s or client’s name, address, date of birth, and related prospect/client-specific information, prior to prospect/client distribution; in such instances, the pre-filling of such information other than the prospect’s/client’s signature and date of such signature is not prohibited under this policy.

RESOURCES AND CONTACTS
● Email the Code of Ethics (COE) Compliance Team ● RFLLC Compliance Manual

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Work-Related Conduct

Rockefeller prohibits unacceptable conduct not only in the physical and virtual workplace, but also in any work-related setting outside the workplace, such as during business trips, business meetings, and work-related social events or parties. The Firm’s Work-Related Conduct Policy also applies to use of Rockefeller’s email and other electronic communication systems or devices, regardless of whether that use occurs on or away from Rockefeller premises, on personal devices, or during non-work hours.

Every Supervised Person is responsible for maintaining and contributing to a safe and respectful work environment and is expected to conduct themselves in a manner that demonstrates professionalism and respect for others.

RESOURCES AND CONTACTS
● RCM Work-Related Conduct Policy ● RCM Raising Concerns - EthicsPoint Reporting Site ● RCM Raising Concerns Policy ● EthicsPoint FAQs

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Cooperation with Regulators

Rockefeller is committed to cooperating fully with law enforcement, other government authorities, and regulatory organizations in accordance with applicable laws and regulations and with due consideration for the privacy of our clients. Supervised Persons must cooperate and provide truthful and complete information in connection with any internal or external investigation or request for information and must immediately report to their supervisor if they are subject to any external investigation. Any Supervised Person who receives a written or oral request for information from the government or a regulatory agency must immediately refer the matter to the Legal & Compliance Department.

RESOURCES AND CONTACTS

●     Patricia Solfaro, Chief Legal Officer

       (201) 879-9152 | PSolfaro@rockco.com

●     Rizwan Mirza, ISG & SA Compliance Lead | RGFO Chief

       Compliance Officer

       (609) 881-0142 | RMirza@rockco.com

●     Wendy Wong-Tsang, RAM Chief Compliance Officer

       (332) 262-5904 | WWongTsang@rockco.com

●     Jennie Pfeifer, Head of Trust Compliance

       (302) 830-3704 | JPfeifer@rockco.com

Required Disclosures

Supervised Persons have an ongoing obligation to promptly notify their supervisor if they are involved in, or become aware of, a reportable event. Common reportable disclosures include a home address or office location change, but it’s equally important to report the less common reportable disclosures, such as a customer complaint, compromise with creditors, bankruptcy, civil or arbitration litigation, and judgement or lien.

Please reach out to Rockefeller’s Registration Department for guidance if you think you may have a less common reportable Form U4 disclosure, or any other question related to your FINRA registrations.

Supervised Persons unsure about whether to disclose an event should consult their supervisor and the Legal & Compliance Department. Supervisors must notify the Legal & Compliance Department of any reportable event brought to their attention.

RESOURCES AND CONTACTS
● RFLLC Compliance Manual (Form U-4)

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Obeying the Law and Reporting Code Violations

Rockefeller’s business is subject to extensive regulation. To ensure Rockefeller maintains its reputation for the highest standards of ethical conduct, it is essential the Firm and its Supervised Persons abide by both the letter and the spirit of all securities laws and regulations applicable to the Firm’s operations and business.

Supervised Persons should contact the Legal & Compliance Department with any uncertainty regarding this Code, Firm policies, applicable laws, rules, or regulations related to the Firm or any specific role or entity within it.

Supervised Persons must promptly report any improper or suspicious activities, including any suspected violations of the Code or the federal securities laws, to their designated supervisor and/or Legal & Compliance.

RESOURCES AND CONTACTS
● RCM Raising Concerns Policy ● RCM Raising Concerns - EthicsPoint Reporting Site ● EthicsPoint FAQs ● Email the Code of Ethics (COE) Compliance Team

Raising Concerns

Rockefeller is committed to a culture of compliance grounded in honesty, integrity, trust, and accountability. As such, we offer multiple channels for Supervised Persons to raise any concern regarding suspected violations of applicable laws, regulations, and/or firm policies ─ confidentially, anonymously, and without fear of retaliation.

The Firm depends on you to raise any concern regarding possible violations of this Code. No adverse employment action, including termination, corrective action or impacted performance review, may be taken against a Supervised Person who reports a concern in good faith.

DIRECT CONTACTS
Toll-free and anonymous, within the United States, Guam, Puerto Rico, and Canada: 844-757-1211
● Patricia Solfaro, Chief Legal Officer: (201) 879-9152
● Joe Lamicela, Head of Central Compliance and AML: (212) 549-5472

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Anti-Bribery and Anti-Corruption

RCM is committed to conducting business in an honest and ethical manner at all times, including complying with applicable anti-bribery, anti-corruption, and anti-kickback laws in the countries where we do business. RCM prohibits offering, promising, providing, authorizing, and accepting improper payments. RCM also prohibits making improper payments or engaging in similar improper conduct through third parties.

Supervised Persons are encouraged to be aware of “Red Flags” which might suggest a closer look at a transaction or relationship is necessary before proceeding. Any Red Flag encountered must be promptly reported to the Legal & Compliance Department for further review.

RESOURCES AND CONTACTS

●    Joe Lamicela, Head of Central Compliance and AML

(212) 549-5472 | JLamicela@rockco.com

●    RCM Anti-Bribery and Anti-Corruption (ABC) Policy

(See Appendix-1 for lists of transaction-specific red flags and payment red flags)

Anti-Money Laundering/Sanctions

RCM is committed to prohibiting and actively preventing money laundering and any activity that facilitates money laundering or the funding of terrorist or criminal activities. Rockefeller is also committed to ensuring strict compliance with all applicable sanctions programs.

The Firm’s dedication to integrity requires strict compliance with all applicable anti-money laundering and sanctions rules and regulations. The participation in, or facilitation of, money laundering, even unintentionally, could result in civil and criminal penalties against Supervised Persons and the Firm.

Supervised Persons are responsible for reviewing, understanding, and complying with the Firm’s Anti-Money Laundering (AML) Compliance Policy (as well as the entity-specific AML and Sanctions Programs incorporated into that Policy).

RESOURCES AND CONTACTS

●     Joe Lamicela, Head of Central Compliance and AML

(212) 549-5472 | JLamicela@rockco.com

●     RCM Anti-Money Laundering Compliance Policy

●     Rock & Co. AML and Sanctions Program

●     RFLLC AML and Sanctions Program

●     RTCDE AML and Sanctions Program

●     RTCNA AML and Sanctions Program

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Anti-Tax Evasion

Supervised Persons must maintain accurate tax records on behalf of their clients and are prohibited from engaging in any activities that would assist a client in committing tax evasion. Supervised persons should be vigilant and promptly report to the Legal & Compliance Department any violations, potential violations, or conduct that appears to be tax evasion or concealment of information from tax authorities.

Questions about whether a particular act or request constitutes tax evasion should be raised with a supervisor or the Legal & Compliance Department at the earliest possible stage.

Maintaining Accurate Books and Records

At Rockefeller, we aim to demonstrate discipline and excellence in all aspects of operating the business including in the creation, management, and required retention of important documents. Furthermore, our business is subject to recordkeeping requirements promulgated and enforced by the U.S. Securities and Exchange Commission (SEC), the various states, and self-regulatory agencies such as the Financial Industry Regulatory Authority (FINRA).

To conduct its business successfully and meet legal and regulatory requirements, Rockefeller requires complete and accurate books and records of its business activities. The Firm has policies and procedures, including specific retention periods, designed to comply with these requirements. Supervised Persons are responsible for maintaining the integrity of their records and must adhere to all applicable Firm policies and procedures.

RESOURCES AND CONTACTS
● RCM Records Retention Policy ● RFLLC Compliance Manual ● RTCDE Policies and Procedures Manual ● RTCNA Policies and Procedures Manual ● Email the Code of Ethics (COE) Compliance Team

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Business-Related Electronic Communications

Rockefeller operates with the highest standards of professionalism and integrity in accordance with our legal and regulatory books and records obligations. The Firm is committed to ensuring business-related electronic communications by Supervised Persons are conducted on Firm approved systems, applications, and accounts (collectively “systems”) and retained as required by applicable regulation.

Employees may not use personal email, text messaging, or any other non-approved communication application to interact with clients, prospective clients, or any fellow RCM employee when discussing business-related matters. Any attempt to violate, circumvent, and/or disregard these requirements may result in disciplinary action, up to and including termination.

RESOURCES AND CONTACTS

●    RCM Business-Related Electronic Communications

(see Appendix B for list of Approved Systems & Applications)

●    Business-Related Electronic Communications FAQs

●    RCM Advertising and Marketing Material Policy

●    RCM Discrimination and Harassment Policy

●    RCM Information Barriers Policy

●    RCM Records Retention Policy

●    RCM Social Media Policy

●    RCM Work-Related Conduct Policy

●    RFLLC Compliance Manual

All business-related electronic communications MUST occur within approved systems and applications ONLY (e.g., RCM email, RCM Teams, and Zoom Phone). There are no exceptions.

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Protection of Client, Proprietary, and Other Confidential Information

Supervised Persons must protect client, proprietary, and other confidential information. The mishandling, loss, unauthorized disclosure, or access of such information could result in significant legal, business, regulatory, and reputational harm to Rockefeller.

Rockefeller has established information barriers policies and procedures to control the dissemination and/or misuse of confidential information, including proprietary and material non-public information (MNPI). All confidential information must be safeguarded and used solely for the intended business purposes of Rockefeller and applicable clients.

RESOURCES AND CONTACTS

●    RCM Information Barriers Policy

●    RCM Identity Theft Prevention Program

●    RTCDE Policies and Procedures Manual

●    RTCNA Policies and Procedures Manual

●    Email the Control Group

●    RFLLC Compliance Manual

Material Non-Public Information (MNPI) and Insider Trading

MNPI is information that (1) has not yet been broadly disseminated in the marketplace and (2) a reasonable investor would consider important in making a decision to buy, hold, or sell a security.

In certain circumstances, employees may become aware of MNPI in their general course of business activities or in servicing client transactions. This information may have been intentionally provided by the client or inadvertently received. If a public side employee has become aware of MNPI, they must immediately inform the Control Group to notify them of the facts and circumstances associated with the information. Employees who become aware of MNPI may be wall crossed by the Control Group and subject to the requirements noted in this policy and other considerations.

It is illegal and in contravention of Rockefeller policy for anyone to trade or cause the trading of a security or related financial instrument (collectively “security”) while in possession of MNPI relating to that security. This conduct is referred to as insider trading and may result in civil and/or criminal penalties. The prohibition on insider trading applies to both personal securities transactions and to transactions entered on behalf of clients or prospective clients of the Firm.

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Cybersecurity, Privacy, and Data Protection

The business world grows increasingly digital every day, and with it the volume and sophistication of threats to cybersecurity. It’s more important than ever that we practice vigilance against bad cyber actors in our online communications, interactions, and transactions of every kind.

To mitigate the risk associated with the use of digital technology, the Firm maintains a framework of safeguards to prevent, detect, and respond to cyber threats. Supervised Persons share responsibility with the Firm for protecting customer information and the Firm from cyber threats.

Safeguards in Privacy, Identity Theft, and Cybersecurity are key to maintaining trust with our clients.

Many states have enacted security breach notification laws that require the reporting of security breaches to regulatory agencies and affected customers. In the event of a breach or other cybersecurity-related incident, Supervised Persons must immediately report the incident to the Legal & Compliance Department, which will determine the appropriate course of action regarding any applicable notification requirements.

Supervised Persons must comply with the Firm’s data protection policies and procedures and may not:

●	Access confidential information remotely except through devices that have appropriate Firm-approved security and software;

●	Use Wi-Fi that is not password protected to access confidential information;

●	Share their Rockefeller username or passwords with others; and

●	Access a client’s Rockefeller account or any client’s external, third-party account using the client’s own unique identifying information, even if the client has provided authorization for such access.

RESOURCES AND CONTACTS

●    RCM Identity Theft Prevention Program

●    RCM Information Security Policy

●    RCM Online Privacy Policy

●    RFLLC Compliance Manual

●    RTCDE Policies and Procedures Manual

●    RTCNA Policies and Procedures Manual

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Thank You

Thank you for taking the time to read through this Code. We are all on the front lines of safeguarding Rockefeller’s reputation and upholding our ethical standards.

If you have any questions about the Code or require additional guidance, please speak with your manager, Compliance, or other appropriate contacts referenced in this Code.

To achieve the remarkable, ethical behavior and personal integrity are indispensable. By seeking advice, raising a concern, or reporting potential misconduct, you are embodying Rockefeller’s Code of Ethics and Commitment to Integrity.

“Next to doing the right thing, the most important thing is to let people know you are doing the right thing.” - JOHN D. ROCKEFELLER

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RCM Code of Ethics Resources

Rockefeller maintains policies and procedures on the Rockefeller Capital Management Policies and Procedures Portal. Additional policy related-documents and supplemental information can be found on the RCM Legal & Compliance SharePoint site.

Below is a non-exhaustive list of policies and FAQs referenced in this Code and located on the RCM Policies & Procedures Portal.

POLICIES AND PROCEDURES

RCM Advertising and Marketing Material Policy

RCM Anti-Bribery and Anti-Corruption (ABC) Policy

RCM Anti-Money Laundering Compliance Policy

RCM Business-Related Electronic Communications

RCM Charitable Contributions Compliance Policy

RCM Conflicts of Interest Policy

RCM Customer Complaints Policy

RCM Discrimination and Harassment Policy

RCM Gift and Entertainment Compliance Policy

RCM Identity Theft Prevention Program

RCM Information Barriers Policy

RCM Information Security Policy

RCM Online Privacy Policy

RCM Outside Business Activities (OBA) Compliance Policy

RCM Personal Account Trading Compliance Policy

RCM Political Contributions Compliance Policy

RCM Raising Concerns Policy

RCM Records Retention Policy

RCM Restricted List

RCM Work-Related Conduct Policy

RCM Social Media Policy

Rock & Co. AML and Sanctions Program

RFLLC Compliance Manual

RFLLC AML and Sanctions Program

RTCDE Policies and Procedures Manual

RTCDE AML and Sanctions Program

RTCNA Policies and Procedures Manual

RTCNA AML and Sanctions Program

FAQS

StarCompliance User Guide & FAQs

EthicsPoint FAQs

Business-Related Electronic Communications FAQs

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RCM Code of Ethics Resources

Below is a non-exhaustive list of contacts and applications referenced in this Code.

EMAIL CONTACTS

●	Compliance Partner Contact List

●	Email the Code of Ethics (COE) Compliance Team

●	Email the Control Group

APPLICATIONS

●	MyApps / StarCompliance

●	MyApps / RegEd

●	RegEd Login Instructions

●	RCM Raising Concerns - EthicsPoint Reporting Site

RAISING CONCERNS CONTACTS
● Patricia Solfaro, Chief Legal Officer: (201) 879-9152
● Joe Lamicela, Head of Central Compliance and AML: (212) 549-5472

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